As filed with the Securities and Exchange Commission on June 2, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

XERIUM TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	42-1558674
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

14101 Capital Boulevard Youngsville, NC	27596
(Address of Principal Executive Offices)	(Zip Code)

Inducement Restricted Stock Unit Award Agreement with Mark Staton

(Full title of the Plan)

Phillip B. Kennedy
Vice President, Secretary and General Counsel
Xerium Technologies, Inc.
14101 Capital Boulevard
Youngsville, North Carolina 27596
(919) 526-1400
(Name, address and telephone number, including area code, of agent for service)

Copy to:
William P. O'Neill
Adam L. Kestenbaum
Latham & Watkins LLP
555 11th Street, NW, Suite 1000
Washington, DC 20004
202-637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☒
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee

Common Stock, par value $0.001 per share reserved for issuance in connection with the Inducement Restricted Stock Unit Award Agreement with Mark Staton	600,000	$7.01	$4,206,000	$487.48

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers such additional shares of common stock, par value $0.001 per share (the “Common Stock”), of Xerium Technologies, Inc. (the “Registrant”) as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2)
Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act of 1933, the proposed maximum offering price per share and the proposed maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average of the high and low prices of the Common Stock of the Registrant reported on the New York Stock Exchange on May 31, 2017.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering 600,000 shares of the Registrant’s Common Stock, par value $0.001 per share, reserved for issuance in accordance with an Inducement Restricted Stock Unit Award Agreement to be entered into with Mark Staton in connection with his appointment as the Registrant’s President and Chief Executive Officer, which award will be made outside of a stockholder approved equity incentive plan in accordance with the employment inducement award exemption provided by Section 303A.08 of the New York Stock Exchange Listed Company Manual. The Inducement Restricted Stock Unit Award Agreement will provide Mr. Staton with the opportunity to earn up to 600,000 shares of the Registrant’s common stock if the Registrant’s stock price attains certain levels within certain time periods, subject to his continued employment with the Company.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
As permitted by the rules of the Commission, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered as required by Rule 428(b) under the Securities Act. Such documents are not being filed with the Commission as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents filed with the Commission are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016;

(b)	The Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017;

(c)	The Registrant’s Current Reports on Form 8-K filed on May 1, 2017 and June 1, 2017; and

(d) The description of the Registrant’s Common Stock, $0.001 par value per share, contained in Item 1 of Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A, filed with the Commission pursuant to Section 12 of the Exchange Act on May 21, 2010, and any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. However, any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission, including without limitation any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall not be deemed to be incorporated by reference in this Registration Statement.
Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Phillip B. Kennedy, the Registrant's Vice President, Secretary and General Counsel, has rendered his opinion regarding the validity of securities registered on this Registration Statement.

Mr. Kennedy is a full-time employee of the Registrant. Mr. Kennedy beneficially owns or has a right to acquire less than 0.01% shares of the Registrant's Common Stock.

Item 6.	Indemnification of Directors and Officers.
The Registrant is incorporated under the laws of the State of Delaware. The General Corporation Law of the State of Delaware (“DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. The Registrant’s second amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent from time to time permitted by law, except for liability (i) for breach of duty of loyalty; (ii) for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; (iii) under Section 174 of the DGCL (unlawful dividends and stock repurchases); or (iv) for transactions from which the director derived improper personal benefit.
The Registrant’s second amended and restated certificate of incorporation provides that it must indemnify its directors and officers to the maximum extent permitted by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under the second amended and restated certificate of incorporation. The Registrant’s second amended and restated certificate of incorporation provides that the Registrant shall not indemnify a person in connection with an action initiated by the person, unless the initiation of the action was approved by the directors.
The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s certificate of incorporation or by-laws, agreement, vote of stockholders or disinterested directors or otherwise.
The Registrant maintains insurance to protect itself and its directors and officers, and those of its subsidiaries, against any such expense, liability or loss, whether or not the Registrant would have the power to indemnify them against such expense, liability or loss under applicable law.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1
Second Amended and Restated Certificate of Incorporation of Xerium Technologies, Inc., incorporated by reference to Exhibit 3.1 to Xerium Technologies, Inc.’s Current Report on Form 8-K filed on May 28, 2010, Commission File Number 001-32498.

4.2
Amended and Restated By-Laws of Xerium Technologies, Inc., incorporated by reference to Exhibit 3.1 to Xerium Technologies, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed on May 11, 2015, Commission File Number 001-32498.

5.1	Opinion of Phillip B. Kennedy, Vice President, Secretary and General Counsel of Xerium Technologies, Inc., as to the legality of the securities being registered (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of Phillip B. Kennedy, Vice President, Secretary and General Counsel of Xerium Technologies, Inc. (Contained in Exhibit 5.1).

24.1	Power of Attorney (Contained on signature page).

99.1	Form of Inducement Restricted Stock Unit Award Agreement with Mark Staton (filed herewith).

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Youngsville, State of North Carolina, on June 2, 2017.

XERIUM TECHNOLOGIES, INC.

By:	/S/ Clifford E. Pietrafitta
Name:	Clifford E. Pietrafitta
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Mark Staton and Clifford E. Pietrafitta, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this Registration Statement as such person or persons so acting deems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.
*                 *                  *                 *                  *

Name	Title	Date

/s/ Mark Staton	Director, President and Chief Executive Officer (Principal Executive Officer)	June 2, 2017
Mark Staton

/s/ Clifford E. Pietrafitta	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 2, 2017
Clifford E. Pietrafitta

/s/ James F. Wilson	Chairman of the Board of Directors	May 31, 2017
James F. Wilson

/s/ Roger A. Bailey	Director	June 1, 2017
Roger A. Bailey

/s/ Ambassador April H. Foley	Director	May 30, 2017
Ambassador April H. Foley

/s/ Jay J. Gurandiano	Director	May 31, 2017
Jay J. Gurandiano

/s/ John F. McGovern	Director	June 1, 2017
John F. McGovern

/s/ Mitchell I. Quain	Director	May 30, 2017
Mitchell I. Quain

/s/ Alexander Toeldte	Director	May 30, 2017
Alexander Toeldte

EXHIBIT INDEX

Exhibit No.	Description

4.1
Second Amended and Restated Certificate of Incorporation of Xerium Technologies, Inc., incorporated by reference to Exhibit 3.1 to Xerium Technologies, Inc.’s Current Report on Form 8-K filed on May 28, 2010, Commission File Number 001-32498.

4.2
Amended and Restated By-Laws of Xerium Technologies, Inc., incorporated by reference to Exhibit 3.1 to Xerium Technologies, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015, filed on May 11, 2015, Commission File Number 001-32498.

5.1	Opinion of Phillip B. Kennedy, Vice President, Secretary and General Counsel of Xerium Technologies, Inc., as to the legality of the securities being registered (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of Phillip B. Kennedy, Vice President, Secretary and General Counsel of Xerium Technologies, Inc. (Contained in Exhibit 5.1).

24.1	Power of Attorney (Contained on signature page).

99.1	Form of Inducement Restricted Stock Unit Award Agreement with Mark Staton (filed herewith).